OMB APPROVAL
                                                  OMB Number: 3235-0104
                                                  Expires: September 30, 1998


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940


1.       Name and Address of Reporting Person*

         Lehigh Tax Credit Partners L.L.C.
         (Last)            (First)     (Middle)

         c/o Related Capital Company
         625 Madison Avenue
                           (Street)

         New York          New York     10022
         (City)             (State)      (Zip)


2.       Date of Event Requiring Statement
         (Month/Day/Year)
         10/24/97


3.       IRS or Social Security Number of Reporting Person
         (Voluntary)


4.       Issuer Name and Ticker or Trading Symbol

         Freedom Tax Credit Plus L.P.

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--------
*        If the form is filed by more than one reporting person, see
         Instruction 5(b)(v).

5.       Relationship of Reporting Person(s) to Issuer
                    (Check all applicable)

                Director                       X     10% Owner
         ------                             ------
                Officer (give title below)           Other (specify
         ------                             ------   below)

6.       If Amendment, Date of Original (Month/Day/Year)



7.       Individual or Joint/Group Filing (Check Applicable Line)

                  Form filed by One Reporting Person
         --------

           X      Form filed by More than One Reporting Person
         --------

             TABLE I - Non-Derivative Securities Beneficially Owned

1.    Title of Security        2.    Amount of            3.    Ownership                  4.    Nature of
      (Instr.4)                      Securities                 Form:  Direct                    Indirect
                                     Beneficially               (D) or                           Beneficial
                                     Owned                      Indirect (I)                     Ownership
                                     (Instr.4)                  (Instr.5)                        (Instr.5)
Beneficial Assignment          8,455.667                  D**
Certificates


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


TABLE II -      Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)



1.    Title of      2.    Date Exer           3.    Title and                  4. Con              5. Owner             6.
      Deriva              cisable and               Amount of                  version             ship Form            Nature
      tive                Expiration                Securities                 or Exer             of Deri              of In
      Security            Date                      Underlying                 cise                vative               direct
      (Instr.4)           (Month/Day/               Derivative                 Price of            Security:            Bene
                          Year)                     Security                   Deri                Direct               ficial
                                                    (Instr.4)                  vative              (D) or               Owner
                                                                               Security            Indirect             ship
                                                                                                   (I)                  (Instr
                                                                                                   (Instr.5)            .5)
                    Date           Expir              Title      Amount
                    Exer           ation                         Or
                    cis            Date                          Number
                    able                                         of
                                                                 Shares





Explanation of Responses:

** On October 24, 1997, Lehigh Tax Credit Partners L.L.C. ("Lehigh") acquired more than 10% of the Issuer's Beneficial Assignment Certificates.




                  /s/ Alan P. Hirmes                 November 3, 1997
                  ---------------------------------- -----------------
                  Alan P. Hirmes, Vice President of      Date
                  Lehigh Tax Credit Partners, Inc.,
                  on behalf of Lehigh Tax Credit
                  Partners L.L.C.
                  ***Signature of Reporting Person

***     Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1473 (7-96)

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

Attachment

Designated Filer:  Lehigh Tax Credit Partners L.L.C.
Date of Event Requiring Statement:  10/24/97
Issuer Name: Freedom Tax Credit Plus L.P.

Names and Address of Other Reporting Persons:

         Fried               J.        Michael
         Hirmes             Alan          P.
         Boesky            Stuart         J.
         (Last)            (First)     (Middle)

         c/o Related Capital Company
         625 Madison Avenue
                           (Street)

         New York          New York     10022
         (City)             (State)      (Zip)


             TABLE I - Non-Derivative Securities Beneficially Owned

1.    Title of Security        2.    Amount of            3.    Ownership                  4.    Nature of
      (Instr.4)                      Securities                 Form:  Direct                    Indirect
                                     Beneficially               (D) or                           Beneficial
                                     Owned                      Indirect (I)                     Ownership
                                     (Instr.4)                  (Instr.5)                        (Instr.5)
Beneficial Assignment          8,455.667                  I****                            By Lehigh Tax
Certificates                                                                               Credit Partners
                                                                                           L.L.C.



**** Mr. Fried is President and a Director, Mr. Hirmes is a Vice President, Secretary and a Director and Mr. Boesky is a Vice President and a Director of Lehigh Tax Credit Partners,
         Inc., the sole managing member of Lehigh.



                  /s/ Alan P. Hirmes                 November 3, 1997
                  ---------------------------------- -----------------
                  Alan P. Hirmes

                  /s/ J. Michael Fried               November 3, 1997
                  ---------------------------------- -----------------
                  J. Michael Fried

                  /s/ Stuart J. Boesky               November 3, 1997
                  ---------------------------------- -----------------
                  Stuart J. Boesky                        Date
                  ***Signature of Reporting Persons



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